As filed with the Securities Exchange Commission on June 5, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

REX AMERICAN RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	31-1095548
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

7720 Paragon Road

Dayton, Ohio 45459

(Address, including zip code, of Registrant’s Principal Executive Offices)

REX AMERICAN RESOURCES CORPORATION

2026 INCENTIVE PLAN

(Full title of plan)

Douglas L. Bruggeman

Vice President-Finance, Chief Financial Officer and Treasurer

7720 Paragon Road

Dayton, Ohio 45459

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

☑	Large accelerated filer
☐	Accelerated filer
☐	Non-accelerated file (Do not check if a smaller reporting company)
☐	Smaller reporting company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by REX American Resources Corporation (the “Company” or the “Registrant”) with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.    The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

2.    The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2026.

3.    The Company’s Current Report on Form 8-K filed on June 3, 2026.

4.    The description of the Company’s Common Stock set forth in Exhibit 4(a) to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020, and including any further amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Certain legal matters in connection with the Common Stock offered pursuant to the Plan will be passed upon for the Company by Thompson Hine LLP. A copy of their opinion is included as Exhibit 5.1 to this registration statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation of Liability and Indemnification

The Registrant’s certificate of incorporation, as amended, and bylaws, as amended, include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) and (ii) authorize the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary.

Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The

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Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase or redemption.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has purchased an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities arising under the Securities Act of 1933, as amended, or otherwise.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of REX American Resources Corporation. Incorporated herein by reference to Exhibit 3(ii) to the Registrant’s Current Report on Form 8-K dated June 3, 2026 (SEC File No. 001-09097)

4.2	Bylaws, as amended, of REX American Resources Corporation. Incorporated herein by reference to Exhibit 3(a) to the Registrant’s Current Report on Form 8-K filed June 8, 2015 (SEC File No. 001-09097)

4.3	REX American Resources Corporation 2026 Incentive Plan. Incorporated herein by reference to Exhibit 10(a) to the Registrant’s Current Report on Form 8-K dated June 3, 2026 (SEC File No. 001-09097)

5.1	Opinion of Thompson Hine LLP, with respect to the legality of the securities being registered*

23.1	Consent of RSM US LLP*

23.2	Consent of Thompson Hine LLP (contained in their opinion filed as Exhibit 5.1)*

24.1	Powers of Attorney (included as part of the signature page to this registration statement)*

107	Calculation of Filing Fee Table*

*Filed herewith.
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ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in the first paragraph of Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, and State of Ohio, on the 5th day of June, 2026.

REX AMERICAN RESOURCES CORPORATION

By:	/s/ Zafar A. Rizvi
Zafar A. Rizvi Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stuart A. Rose and Zafar Rizvi, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and to be done in and abut the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Stuart A. Rose	Executive Chairman of the Board	June 5, 2026
Stuart A. Rose

/s/ Zafar A. Rizvi	Director, Chief Executive Officer and President and Director (principal executive officer)	June 5, 2026
Zafar A. Rizvi

/s/ Douglas L. Bruggeman	Vice President-Finance, Chief Financial Officer and Treasurer (principal financial and accounting officer)	June 5, 2026
Douglas L. Bruggeman

/s/ Edward M. Kress	Director	June 5, 2026
Edward M. Kress

/s/ Charles A. Elcan	Director	June 5, 2026
Charles A. Elcan

/s/ David S. Harris	Director	June 5, 2026
David S. Harris

/s/ Mervyn L. Alphonso	Director	June 5, 2026
Mervyn L. Alphonso

/s/ Lee I. Fisher	Director	June 5, 2026
Lee I. Fisher
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/s/ Anne C. MacMillan	Director	June 5, 2026
Anne C. MacMillan

/s/ Cheryl L. Bustos	Director	June 5, 2026
Cheryl L. Bustos
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